1920x1080

Scene 1


EZBC
FRANKLIN
TEMPLETON

“EZBC” copy appears on full gradient background with FT logo.

Scene 2


EZBC
Franklin Bitcoin ETF
FRANKLIN
TEMPLETON

"EZBC" copy moves up while gradient forms the curve shape.
"Franklin Bitcoin ETF" copy fades in.

Scene 3


EZBC
Bitcoin exposure without the hassle of buying bitcoin directly.
FRANKLIN TEMPLETON

"Bitcoin exposure…." copy animates in.

Scene 4


EZBC
Franklin Bitcoin ETF
FRANKLIN TEMPLETON
Cboe Listed
© 2024 Franklin Distributors, LLC, marketing agent
Important Information
Franklin Bitcoin ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.franklintempleton.com.
Before you invest, for more complete information about the Fund and this offering, you should carefully read the Fund's prospectus. The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.

Gradient curve moves out of screen.
Copy and disclosure fade in.